Exhibit 99.1

CARL FELDBAUM TO SUCCEED ALEX BARKAS ON CONNETICS’
BOARD OF DIRECTORS

PALO ALTO, Calif. (May 9, 2005) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today the appointment of Carl B. Feldbaum, 61, to the Company’s board of directors Mr. Feldbaum replaces Dr. Alex Barkas, a founder of the Company who has served as a board member since 1993, who is stepping down. Mr. Feldbaum’s term will expire at the 2006 Annual Meeting of Shareholders when he will be eligible for election.

Alex Barkas was the founding CEO of Connetics and has been a valuable contributor to the Company’s success over the course of the past 12 years during which he served on the board. As co-founder and managing director of Prospect Venture Partners, Mr. Barkas will be focusing his time on his firm’s portfolio companies. “It’s been my privilege to work with Tom Wiggans, the board, and the management team and employees while they built Connetics into a leading and profitable specialty pharmaceutical company over the past decade,” said Barkas. “I am also pleased that my seat will be taken by someone of Carl’s stature in the industry.”

Mr. Feldbaum joins Connetics board with extensive experience in the biotechnology industry including serving as President of the Washington, D.C.-based Biotechnology Industry Organization (BIO) from its founding in 1993 until January 2005. BIO represents more than 1,000 biotechnology companies, academic institutions, state biotechnology centers and related organizations in 50 U.S. states and 33 other nations. Prior to his appointment as President of BIO, Mr. Feldbaum was Chief of Staff to Senator Arlen Specter of Pennsylvania. He also was President and Founder of the Palomar Corporation, a national security think tank in Washington D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy, and served as Inspector General for defense intelligence in the U.S. Department of Defense.

In 1979, Mr. Feldbaum was awarded the Distinguished Civilian Service Medal from Defense Secretary Harold Brown. He received the Christopher Medal for his book “Looking the Tiger in the Eye: Confronting the Nuclear Threat.” Mr. Feldbaum received his bachelor’s degree in Biology from Princeton University and his law degree from the University of Pennsylvania Law School.

“We are very pleased to have Carl join the Connetics’ board. Carl was instrumental building BIO and making it a powerful voice for biotechnology and healthcare innovation. We look forward to his thoughtful perspective and insights into the business environment in which Connetics operates,” said Thomas G. Wiggans, Connetics Chief Executive Officer. “On behalf of the entire Connetics board, I also want to thank Alex for his long-running and generous service to Connetics. Alex has seen our company through a time of dramatic growth and evolution, and his contributions have been extraordinary. The Connetics management and board are sincerely grateful for his service to the company, and we wish him well in all his endeavors,” said Wiggans.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide)

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VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis and Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)

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